Exhibit 5.1

29 January 2015

To:	Board of Directors

Presbia plc

Arthur Cox Building

Earlsfort Centre

Earlsfort Terrace

Dublin 2

Re:	Presbia plc (the “Company”)

Dear Sirs,

1.	Basis of Opinion

We are acting as Irish counsel to the Company, registered number 539137, a public company limited by shares, incorporated under the laws of Ireland, with its registered office at Arthur Cox Building, Earlsfort Centre, Earlsfort Terrace, Dublin 2, in connection with the registration statement on Form S-8 (the “Registration Statement”), to be filed with the United States Securities and Exchange Commission (the “SEC”) on 29 January 2015 under the Securities Act of 1933, as amended (the “Securities Act”) with respect to up to 1,800,000 ordinary shares with a nominal value of US$0.001 per share of the Company (the “Shares”) that may be delivered pursuant to the Company’s incentive plan (known as the Presbia Incentive Plan) (the “Plan”).

1.1	This Opinion is confined to and given in all respects on the basis of the laws of Ireland (meaning Ireland exclusive of Northern Ireland) in force as at the date hereof as currently applied by the courts of Ireland. We have made no investigation of and we express no opinion as to the laws of any other jurisdiction or the effect thereof. In particular, we express no opinion on the laws of the European Union as they affect any jurisdiction other than Ireland. We have assumed without investigation that insofar as the laws of any jurisdiction other than Ireland are relevant, such laws do not prohibit and are not inconsistent with any of the obligations or rights expressed in the documents listed in the schedule (the “Schedule”) to this opinion (the “Documents”) or the transactions contemplated thereby.

1.2	This Opinion is also strictly confined to:

(a)	the matters expressly stated herein and is not to be read as extending by implication or otherwise to any other matter;

(b)	the Documents (and no other documents whatsoever) and the Searches listed at paragraph 1.7 below.

and is subject to the assumptions and qualifications set out below.

1.3	We express no opinion, and make no representation or warranty, as to any matter of fact or in respect of any documents which may exist in relation to the Plan or the Shares other than the Documents.

1.4	In giving this Opinion, we have relied upon the Corporate Certificate (as defined in the Schedule to this Opinion) and the Searches (as defined below) and we give this Opinion expressly on the terms that no further investigation or diligence in respect of any matter referred to in the Corporate Certificate or the Searches is required of us.

1.5	In giving this Opinion, we have examined and relied on copies of the Documents sent to us by email in pdf or other electronic format.

1.7	For the purpose of giving this Opinion, we have caused to be made legal searches against the Company on 28 January 2015 (together the “Searches”):

(a)	on the file of the Company maintained by the Registrar of Companies in the Irish Companies Registration Office for mortgages, debentures or similar charges or notices thereof and for the appointment of any examiner, receiver or liquidator;

(b)	in the Judgments Office of the High Court for unsatisfied judgments, orders, decrees and the like for the twelve years immediately preceding the date of the search;

(c)	in the Central Office of the High Court for any petitions filed in respect of the Company; and

(d)	in the Central Office of the High Court for any proceedings filed by or against the Company in the five years immediately preceding the date of the search.

1.8	This Opinion is governed by and is to be construed in accordance with the laws of Ireland (as interpreted by the courts of Ireland at the date hereof). This Opinion speaks only as of its date. We assume no obligation to update this Opinion at any time in the future or to advise you of any change in law or change in interpretation of law which may occur after the date of this Opinion.

2.	Opinion

Subject to the assumptions and qualifications set out in this Opinion and to any matters not disclosed to us, we are of the opinion that:

2.1	The Company is a public company limited by shares and is duly incorporated and validly existing under the laws of Ireland.

2.2	The Shares have been duly authorised pursuant to resolutions of the board of directors of the Company and, when issued in accordance with the terms and conditions referred to or summarised in the applicable resolutions and the Plan, will be validly issued, fully paid up and non-assessable (which term means when used herein that no further sums are required to be paid by the holders thereof in connection with the issue of such Shares).

3.	Assumptions

For the purpose of giving this Opinion, we assume the following without any responsibility on our part if any assumption proves to have been untrue as we have not verified independently any assumption:

Registration Statement and the Plan

3.1	that when filed with the SEC, the Registration Statement will not differ in any material respect from the drafts that we have examined;

3.2	that the Shares will be allotted and issued in the manner stated in the Plan and as provided for in the board and shareholder resolutions referred to in the Schedule;

3.3	that any awards granted pursuant to the Plan will be paid up in consideration of the receipt by the Company prior to, or simultaneously with, the allotment and issue of the Shares pursuant thereto of cash at least equal to the nominal value of such Shares and any premium required to be paid up on the Shares pursuant to their terms of allotment and issue and that where Shares are allotted and issued under the Plan without the requirement for the payment of cash consideration by or on behalf of the relevant beneficiary, then such shares shall either be fully paid up by the Company or one of its subsidiaries within the time permitted by Section 29(1) of the Companies (Amendment) Act 1983 (the “1983 Act”) (and, in the case of the Company or a subsidiary incorporated in Ireland, in a manner permitted by section 60(12) of the Companies Act 1963 (as amended)) or allotted and issued for consideration as set out in Section 30(2) of the 1983 Act;

3.4	that the filing of the Registration Statement with the SEC has been authorised by all necessary actions under applicable laws other than Irish law;

3.5	that the exercise of any options and rights granted under the Plan and the allotment and issue of the Shares upon exercise of such options and rights (and the allotment and issue of the Shares in connection with any other awards granted under the Plan) will be conducted in accordance with the terms and the procedures described in the Plan and the applicable award agreement;

3.6	that the Company has sufficient share capital to allot and issue the required number of Shares to be delivered to recipients of any awards granted under the Plan;

3.7	that as at the time of the allotment and issuance of the Shares, such allotment and issuance shall not be in contravention or breach of any agreement, undertaking, arrangement, deed or covenant affecting the Company or to which the Company is a party or otherwise bound or subject;

Authenticity and bona fides

3.8	the completeness and authenticity of all Documents submitted to us as originals or copies of originals (and in the case of copies, conformity to the originals of such copies), the genuineness of all signatories, stamps and seals thereon and where incomplete Documents have been submitted to us that the originals of such Documents are identical to the last draft of the complete Documents submitted to us;

3.9	that the Documents will be executed in a form and content having no material difference to the drafts provided to us, will be delivered by the parties thereto, and that the terms thereof will be observed and performed by the parties thereto;

3.10	that the copies produced to us of minutes of meetings and/or of resolutions correctly record the proceedings at such meetings and/or the subject matter which they purport to record and that any meetings referred to in such copies were duly convened, duly quorate and held, that those present at any such meetings were entitled to attend and vote at the meeting and acted bona fide throughout and that no further resolutions have been passed or other action taken which would or might alter the effectiveness thereof and that such resolutions have not been amended or rescinded and are in full force and effect;

3.11	that there is, at the relevant time of the allotment and issue of the Shares, no matter affecting the authority of the directors to allot and issue the Shares, not disclosed by the Memorandum and Articles of Association or the resolutions produced to us, which would have any adverse implications in relation to the opinions expressed in this Opinion;

3.12	the Memorandum and Articles of Association of the Company amended on 14 January 2015 are the current Memorandum and Articles of Association of the Company, are up to date and have not been amended or superseded and that there are no other terms governing the Shares other than those set out in the Memorandum and Articles of Association of the Company;

Accuracy of searches and warranties

3.13	the accuracy and completeness of the information disclosed in the Searches and that such information is accurate as of the date of this Opinion and has not since the time of such search been altered. It should be noted that (a) the matters disclosed in the Searches may not present a complete summary of the actual position on the matters we have caused searches to be conducted for, (b) the position reflected by the Searches may not be fully up-to-date and (c) searches at the Irish Companies Registration Office do not necessarily reveal whether or not a prior charge has been created or a resolution has been passed or a petition presented or any other action taken for the winding-up of, or the appointment of a receiver or an examiner to, the Company or its assets and, accordingly, it is assumed that the Searches correctly reflect that (i) no receiver, liquidator or examiner or other similar officer has been appointed in relation to the Company or any of its assets or undertakings; (ii) no petition for the making or a winding-up order or the appointment of an examiner or any similar officer has been presented in relation to the Company; (iii) no insolvency proceedings have been opened or been requested to be opened in relation to the Company; and (iv) the Company is as at the date of this Opinion able to pay its debts as they fall due within the meaning of section 214 of the Companies Act 1963 of Ireland and section 2 of the Companies (Amendment) Act 1990 of Ireland;

3.14	the truth, completeness and accuracy of all representations and statements as to factual matters contained in the Documents; and

Commercial Benefit

3.15	that the Documents have been entered into for bona fide commercial purposes, on arm’s length terms and for the benefit of each party thereto and are in those parties’ respective commercial interest and for their respective corporate benefit.

4.	Disclosure

This Opinion is addressed to you in connection with the registration of the Shares with the SEC. We hereby consent to the inclusion of this Opinion as an exhibit to the Registration Statement to be filed with the SEC. In giving this consent we do not thereby admit that we are a category of person whose consent is required under Section 7 of the Securities Act.

The opinion is governed by and construed in accordance with the laws of Ireland.

Yours faithfully,

/s/ Arthur Cox

ARTHUR COX

SCHEDULE

The Documents

1.	A copy of the Registration Statement.

2.	The Presbia Incentive Plan.

3.	A copy of the resolutions of the members of the Company dated 14 January 2014 approving:

(a)	the memorandum and articles of association of the Company;

(b)	the increase in authorised share capital;

(c)	the re-designation of share capital; and

(d)	the Plan and issue of shares thereunder.

4.	A copy of the resolutions of the board of directors of the Company dated 14 January 2015 approving, among other things, the allotment and issue of the Shares, filing of the Registration Statement with the SEC and the Plan.

5.	A corporate certificate of the secretary of the Company dated 29 January 2015 (the “Corporate Certificate”).

6.	A copy of the memorandum and articles of association of the Company as adopted on 14 January 2015.

7.	A copy of the Certificate of Incorporation of the Company dated 6 February 2014.

8.	Letter of Status from the Irish Companies Registration Office dated 28 January 2015.